ELLSWORTH GROWTH AND INCOME FUND LTD.

STATEMENT OF PREFERENCES

OF

SERIES B CUMULATIVE PREFERRED SHARES

Ellsworth Growth and Income Fund Ltd., a Delaware statutory trust (the “Trust”), hereby certifies that:

FIRST: The Board of Trustees of the Trust (the “Board of Trustees”), at a meeting duly convened and held on August 24, 2017, pursuant to authority expressly vested in it by Article III of the Amended and Restated Agreement and Declaration of Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Trust.

SECOND: The Board of Trustees, at a meeting duly convened and held on May 23, 2022, approved the designation, issuance and sale by the Trust of up to $30,000,000 in liquidation preference of Series B Cumulative Preferred Shares, par value $0.01 per share.

THIRD: The pricing committee of the Board of Trustees (the “Pricing Committee”), at a meeting duly convened and held on June 29, 2022, approved the issuance and sale by the Trust of up to 3,000,000 shares of Series B Cumulative Preferred Shares, par value $0.01 per share.

FOURTH: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the Trust’s Series B Cumulative Preferred Shares, par value $0.01 per share, as set by the Board of Trustees and the Pricing Committee, are as follows:

DESIGNATION

Series B Cumulative Preferred Shares: A series of 3,000,000 preferred shares, par value $0.01 per share, liquidation preference $10.00 per share, is hereby designated “Series B Cumulative Preferred Shares” (the “Series B Preferred Shares”). Each Series B Preferred Share may be issued on a date to be determined by the Board of Trustees or its delegatees and as are set forth in this Statement of Preferences; and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to preferred shares of the Trust (“Preferred Shares”), as are set forth in this Statement of Preferences. The Series B Preferred Shares shall constitute a separate series of Preferred Shares.

FIFTH: This Statement of Preferences sets forth the rights, powers, preferences and privileges of the holders of the Series B Preferred Shares and the provisions set forth herein shall operate either as additions to or modifications of the rights, powers, preferences and privileges of the holders of the Series B Preferred Shares under the Declaration (as defined herein), as the context may require. To the extent the provisions set forth herein conflict with the provisions of the Declaration with respect to any such rights, powers, preferences and privileges, this Statement of Preferences shall control. Except as contemplated by the immediately preceding sentence, the Declaration shall control as to the Trust generally and the rights, powers, preferences and privileges of the other shareholders of the Trust.

PART I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other Person as shall be serving as the investment adviser of the Trust.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Trust which are stock, including all Outstanding Series B Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Board of Trustees” means the Board of Trustees of the Trust or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday nor a Sunday.

“By-Laws” means the Amended and Restated By-Laws of the Trust, as amended from time to time.

“Common Shares” means the common shares of beneficial interest, par value $0.01 per share, of the Trust.

“Date of Original Issue” means July 1, 2022 with respect to the Series B Preferred Shares, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Declaration” means the Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of January 16, 2006, as amended on January 20, 2015 and September 9, 2015, and as further amended, supplemented or restated from time to time (including by this Statement of Preferences or by way of any other supplement or Statement of Preferences authorizing or creating a class of shares of beneficial interest in the Trust).

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Dividend-Disbursing Agent” means, with respect to the Series B Preferred Shares, American Stock Transfer & Trust Company. and its successors or any other dividend-disbursing agent appointed by the Trust and, with respect to any other class or series of Preferred Shares, the Person appointed by the Trust as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series B Preferred Shares, any date on which dividends and distributions declared by, or under authority granted by, the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part II of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Governing Documents” means the Declaration and the By-Laws.

“Liquidation Preference” shall, with respect to the Series B Preferred Shares, have the meaning set forth in paragraph 3(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(d)(i) of Part II hereof.

“Outside Redemption Date” means the 30th Business Day after a Series B Asset Coverage Cure Date.

“Outstanding” means, as of any date, Preferred Shares theretofore issued by the Trust except:

(a) any such Preferred Shares theretofore redeemed, repurchased, cancelled or otherwise reacquired by the Trust or delivered to the Trust for redemption, repurchase, cancellation or other acquisition by the Trust;

(b) any such Preferred Share as to which a Notice of Redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Trust in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to this Statement of Preferences with respect thereto; and

(c) any such Preferred Share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which the Trust or any subsidiary of the Trust is the holder will be disregarded and deemed not Outstanding.

“Person” means and includes an individual, a partnership, the Trust, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means all series of the preferred shares, par value $0.01 per share, of the Trust, and includes the Series B Preferred Shares.

“Record Date” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Series B Preferred Shares” means the Series B Cumulative Preferred Shares, par value $0.01 per share, of the Trust.

“Series B Asset Coverage Cure Date” means, with respect to the failure by the Trust to maintain Asset Coverage (as required by paragraph 6(a)(i) of Part II hereof) as of the last Business Day of each March, June, September and December of each year, 49 days following such Business Day.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Trust, the remaining term to maturity thereof is not in excess of 180 days:

(i)	commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii)

demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds; and

(iv)	U.S. Government Obligations.

“Trust” means Ellsworth Growth and Income Fund Ltd., a Delaware statutory trust.

“U.S. Government Obligations” means direct obligations of the United States or obligations issued by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Part II hereof.

PART II

SERIES B CUMULATIVE PREFERRED SHARES

1. Number of Shares; Ranking.

(a) The initial number of authorized Shares constituting the Series B Preferred Shares to be issued is 3,000,000. No fractional Series B Preferred Shares shall be issued.

(b) Series B Preferred Shares which at any time have been redeemed or purchased by the Trust shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

(c) The Series B Preferred Shares shall rank on a parity with any other series of Preferred Shares as to the payment of dividends, distributions and liquidation preference to which such Shares are entitled.

(d) No holder of Series B Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares or Common Shares or other securities of the Trust which it may hereafter issue or sell.

2. Dividends and Distributions.

(a) Holders of Series B Preferred Shares shall be entitled to receive, when, as and if authorized by, or under authority granted by, the Board and declared by the Fund, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 4.00% per annum (computed on the basis of a 360 day year consisting of twelve 30 day months) of the Liquidation Preference on the Series B Preferred Shares and no more.

Dividends and distributions will be payable semiannually on June 26 and December 26 in each year (each a “Dividend Payment Date”) commencing on December 26, 2022 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of Series B Preferred Shares as they appear on the share register of the Fund at the close of business on the fifth Business Day preceding the Dividend Payment Date (each, a “Record Date”) in preference to dividends and distributions on Common Shares and any other capital shares of the Trust ranking junior to the Series B Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series B Preferred Shares that were originally issued on the Date of Original Issue shall accumulate from the Date of Original Issue. Dividends and distributions on all other Series B Preferred Shares shall accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after the issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series B Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

(b) (i) No full dividends or distributions shall be declared or paid on Series B Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares ranking on a parity with the Series B

Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding Preferred Shares, any dividends and distributions being paid on such Preferred Shares (including the Series B Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series B Preferred Shares shall be entitled to any dividends or distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on Series B Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series B Preferred Shares that may be in arrears.

(ii) For so long as Series B Preferred Shares are Outstanding, the Trust shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series B Preferred Shares as to payment of dividends and the distribution of assets upon liquidation) in respect of the Common Shares or any other shares of the Trust ranking junior to the Series B Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Trust ranking junior to the Series B Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for shares of the Trust ranking junior to the Series B Preferred Shares as to payment of dividends and the distribution of assets upon liquidation), unless, in each case, (A) immediately thereafter, the Trust shall have Asset Coverage, (B) all cumulative dividends and distributions on all Series B Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the Trust has redeemed the full number of Series B Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii) Any dividend payment made on the Series B Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Trust shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature (if such assets constitute debt securities or time deposits) on or prior to such Dividend Payment Date. The Trust may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the holders of Series B Preferred Shares shall be entitled to receive out of the assets of the Trust available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Trust ranking junior to the Series B Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $10.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Trust, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Trust.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the assets of the Trust available for distribution among the holders of all Outstanding Series B Preferred Shares, and any other Outstanding class or series of Preferred Shares ranking on a parity with the Series B Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series B Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the holders of Series B Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Notwithstanding any other provision of this Statement of Preferences, Series B Preferred Shares submitted for redemption pursuant to paragraph 4(c) hereof will remain subject to the foregoing liquidation terms until the applicable redemption date. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series B Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Trust ranking junior to the Series B Preferred Shares as to liquidation.

4. Redemption.

The Series B Preferred Shares shall be redeemed by the Trust as provided below:

(a) Mandatory Redemptions. If the Trust is required to redeem any Preferred Shares (which may include Series B Preferred Shares) pursuant to paragraph 6(b) of Part II hereof, then the Trust shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Series B Asset Coverage Cure Date, fix a redemption date that is on or before the Outside Redemption Date and proceed to redeem shares as set forth in paragraph 4(d) hereof; provided, however, that the Trust may fix a redemption date that is after the Outside Redemption Date if the Board of Trustees determines in good faith that extraordinary market conditions exist as a result of which disposal by the Trust of securities owned by it is not reasonably practicable, or is not reasonably practicable at fair value. On such redemption date, the Trust shall redeem, out of funds legally available therefor, (i) the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Trust may include any proportion of Series B Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Series B Asset Coverage Cure Date, would have resulted in the Trust having Asset Coverage immediately prior to the opening of business on such Series B Asset Coverage Cure Date or (ii) if such Asset Coverage cannot be so restored, all of the Outstanding Series B Preferred Shares, at a price equal to the Liquidation Preference plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Trust) to, but not including, the date of redemption (the “Redemption Price”). In the event that Preferred Shares are redeemed pursuant to paragraph 6(b) of Part II hereof, the Trust may, but is not required to, redeem an additional number of Series B Preferred Shares pursuant to this paragraph 4(a) which, when aggregated with other Preferred Shares redeemed by the Trust, permits the Trust to have with respect to the Preferred Shares (including the Series B Preferred Shares) remaining Outstanding after such redemption Asset Coverage of as much as 220%. In the event that all of the Series B Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6 of Part II hereof, the Trust shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(d) hereof. (b) Optional Redemptions

(b) Optional Redemption. Prior to June 26, 2024, the Series B Preferred Shares are not subject to optional redemption by the Trust unless the redemption is necessary, in the judgment of the Board of Trustees, to maintain the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue

Code of 1986, as amended. Commencing June 26, 2024, and thereafter, and prior thereto to the extent necessary to maintain the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, to the extent permitted by the 1940 Act and Delaware law, the Trust may at any time upon Notice of Redemption redeem the Series B Preferred Shares in whole or in part at the Redemption Price.

(c) Holder Put Options.

The Trust will redeem all or any part of the Series B Preferred Shares that holders have properly submitted for redemption and not withdrawn during the 60-day period prior to each of June 26, 2023 and June 26, 2024 at the Redemption Price.

(d) Procedures for Redemption.

(i) If the Trust shall determine or be required to redeem Series B Preferred Shares pursuant to paragraph 4(a) or paragraph 4(b) of this Part II, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the share register of the Trust on the close of business on such date as the Board of Trustees or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series B Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Trustees or its delegatee; (B) the number or percentage of Series B Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends and distributions to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all Series B Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law. The Notice of Redemption shall be mailed to the holders of Series B Preferred Shares to be redeemed not fewer than 15 days nor more than 40 days prior to the date fixed for redemption; provided, however, that shorter notice may be given in the case of a redemption pursuant to paragraph 4(a).

(ii) If the Trust shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Trust shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities or time deposits) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series B Preferred Shares to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series B Preferred Shares called for redemption on the redemption date. The Trust may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Trust shall default in making payment of the Redemption Price), all rights of the holders of the Series B Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The

Trust shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series B Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Trust, after which the holders of the Series B Preferred Shares so called for redemption shall look only to the Trust for payment of the Redemption Price thereof. The Trust shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii) On or after the redemption date, each holder of Series B Preferred Shares that are subject to redemption shall surrender such shares to the Trust as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv) In the case of any redemption of less than all of the Series B Preferred Shares pursuant to this Statement of Preferences, such redemption shall be made pro rata from each holder of Series B Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v) Notwithstanding the other provisions of this paragraph 4, the Trust shall not redeem any Series B Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series B Preferred Shares and other Preferred Shares ranking on a parity with the Series B Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Trust) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series B Preferred Shares.

If the Trust shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series B Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Trust shall redeem on such redemption date the number of Series B Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the Series B Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Trust shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

5. Voting Rights.

(a) General.

Except as otherwise provided in the Governing Documents or a resolution of the Board of Trustees, or as required by applicable law, holders of Series B Preferred Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of Series B Preferred Shares shall be entitled to one vote for each Series B Preferred Share held and the holders of the Outstanding Preferred Shares, including Series B Preferred Shares, and the Common Shares shall vote together as a single class; provided, however, that the holders of the Outstanding Preferred Shares, including Series B Preferred Shares, shall be entitled, as a separate class, to the exclusion of the holders of all other securities and classes of capital shares of the Trust, to elect two of the Trust’s trustees. Subject to paragraph 5(b) of Part II hereof, the holders of the outstanding capital shares of the Trust, including the holders of the Outstanding Preferred Shares, including the Series B Preferred Shares, voting as a single class, shall elect the balance of the trustees.

(b) Right to Elect Majority of Board of Trustees.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of shares of the Trust), to elect such smallest number of additional trustees, together with the two trustees that such holders are in any event entitled to elect pursuant to paragraph 5(a) above. The Trust and the Board of Trustees shall take all necessary action, including amending the By-Laws, to effect an increase in the number of trustees as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series B Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient Deposit Assets shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other Preferred Shares are entitled to elect a majority of the trustees of the Trust under the 1940 Act or Statement of Preferences creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).

(c) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph 5(b) above, the Trust shall call a special meeting of such holders and shall mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Trust fails to send such notice or if the Trust does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Trustees shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), shall be entitled to elect the number of trustees prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

(ii) For purposes of determining any rights of the holders of Series B Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, any Series B Preferred Share which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are trustees of the Trust at the time of a special meeting of holders of Preferred Shares, including Series B Preferred Shares, to elect trustees, shall continue following such meeting, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent trustees elected by the holders of Preferred Shares, including Series B Preferred Shares, and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Trust.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law and the remaining trustees shall constitute the trustees of the Trust and the voting rights of such holders of Preferred Shares, including Series B Preferred Shares, to elect additional trustees pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of trustees shall be automatically reduced to the number and composition of trustees on the Board immediately preceding such Voting Period.

(e) Exclusive Remedy.

Unless otherwise required by law, the holders of Series B Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series B Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Trust fails to pay any dividends and distributions on the Series B Preferred Shares, or fails to complete any voluntary or mandatory redemption, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph 5.

6. Coverage Tests.

(a) Determination of Compliance.

For so long as any Series B Preferred Shares are Outstanding, the Trust shall make the following determinations:

(i) Asset Coverage. The Trust shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series B Preferred Shares are Outstanding.

(b) Failure to Meet Asset Coverage.

If the Trust fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the Series B Asset Coverage Cure Date, (i) the Trust shall give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Trust’s determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series B Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Trust’s discretion, such additional number of Series B Preferred Shares or other Preferred Shares in order that the Trust have Asset Coverage with respect to the Series B Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 220%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series B Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

(c) Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraph 6(a)(i) hereof are satisfied, (i) no Series B Preferred Share shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Shares.

(a) So long as any Series B Preferred Shares are Outstanding and the Trust is permitted to issue indebtedness under its fundamental investment restrictions, the Trust may issue and sell one or more series of a class of senior securities of the Trust representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Trust shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Trust then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Trust upon the distribution of the assets of the Trust or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options or the use of any other financial instrument that may have the effect of creating leverage but is not considered a senior security representing indebtedness under the 1940 Act, to the extent such transactions are made in accordance with the investment restrictions of the Trust then in effect, shall not be considered to be indebtedness limited by this paragraph 7(a).

(b) So long as any Series B Preferred Shares are Outstanding, the Trust may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Trust representing stock under Section 18 of the 1940 Act in addition to the Series B Preferred Shares and other Preferred Shares then Outstanding, provided that (i) the Trust shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Shares for which a Notice of Redemption has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the Series B Preferred Shares and all other Preferred Shares then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares upon liquidation or the distribution of the assets of the Trust or in respect of the payment of dividends.

8. Treatment of Series B Preferred Shares for Tax Purposes.

Unless otherwise required by law, the holders of the Series B Preferred Shares shall treat Series B Preferred Shares as equity of the Trust for all U.S. federal, local and other income tax purposes.

PART III

ABILITY OF THE BOARD OF TRUSTEES TO MODIFY

THE STATEMENT OF PREFERENCES

1. Modification.

(a) So long as any Series B Preferred Shares are Outstanding, the Trust shall not amend, alter or repeal the provisions of this Statement of Preferences so as to in the aggregate materially and adversely affect the rights and preferences set forth in any Statement of Preferences, including those of the Series B Preferred Shares, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Preferred Shares Outstanding at the time and present and voting on such matter, voting separately as one class. To the extent permitted under the 1940 Act, in the event that more than one series of Preferred Shares is Outstanding, the Trust shall not effect any of the actions set forth in the preceding sentence which in the aggregate materially and adversely affects the rights and preferences set forth in the Statement of Preferences for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Preferred Shares Outstanding and present and voting on such matter of each series materially and adversely affected (each such materially and adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series B Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding Preferred Shares, including Series B Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of this paragraph 1(a) of Part III, the phrase “vote of the holders of a majority of the Outstanding Preferred Shares” or series or series thereof (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Trust duly called (i) of 67 percent or more of the Preferred Shares or series thereof present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares or series thereof are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding Preferred Shares or series thereof, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including Series B Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Shares (including Series B Preferred Shares) pursuant to the Governing Documents shall not in and of itself be considered to materially and adversely affect the rights and preferences of Preferred Shares.

(b) Notwithstanding the provisions of this Part III, to the extent permitted by law, the Board of Trustees or its delegatee, without the vote of the holders of the Series B Preferred Shares or any other capital shares of the Trust, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series B Preferred Shares.

2. No Modification of Other Series of Preferred Shares.

Nothing contained in this Statement of Preferences creating the Series B Preferred Shares shall be understood to modify the rights, obligations or privileges of any other series of the Trust’s Preferred Shares Outstanding. To the extent permitted by law, the Board of Trustees, without the vote of the holders of the Series B Preferred Shares or any other shares of the Trust, may amend the provisions of this Statement of

Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so as to negate the effect of any such modification of the rights, obligations or privileges of any other series of the Trust’s Preferred Shares Outstanding, so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series B Preferred Shares.

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IN WITNESS WHEREOF, Ellsworth Growth and Income Fund Ltd. has caused this Statement of Preferences to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Trust, and states that, to the best of such officer’s knowledge, information and belief under penalty of perjury, the matters and facts herein set forth with respect to approval are true in all material respects, as of June [    ], 2022.

By:
Name:
Title:

Attest:

Name:
Title:

[ECF Series B Statement of Preferences Signature Page]